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                        Exhibit 10.2a(ii)


Aberdeen Development Corporation
P.O. Box 1179, Aberdeen S.D. 57402-1179, 800-874-9198 . Fax. 605-
229-6839

August 4, 1995
REVISED AUGUST 15, 1995

Dr. Anil Jain, President
APA Optics, Inc.
2950 N.E. 84th Lane
Blaine, Minnesota 55449

Dear Dr. Jain:

Reference is made to the Agreement of Intent and Due Diligence dated May 8, 1995 (the "Agreement") by and between Aberdeen
Development Corporation ("ADC") and APA Optics, Inc. ("APA
Optics").

ADC and APA Optics hereby agree to amend and supplement the Agreement as follows:

	1. APA Optics agrees to raise $750,000 of new capital through a sale of equity securities of APA Optics as a condition to ADC providing any of the funding described in paragraphs 6, 7 and 8 of the Agreement for the project (the "Project") described in the Agreement. In addition to such $750,000, APA Optics agrees to raise another $1,250,000 of new capital through the sale of equity securities. Of such amount, $250,000 would be obtained prior to June 1, 1996, and the other $1,000,000 would be obtained prior to June 1, 1997. If the first $750,000 of new capital is not received by APA Optics prior to the closing of the transactions described in the Agreement but APA Optics provides ADC with reasonable assurance that such $750,000 of financing will be obtained within 90 days after the closing date, ADC agrees to consider closing on all or a portion of the funding to be provided to APA Optics in 1995 pursuant to paragraphs 6, 7 and 8 of the Agreement.

	2. Once APA Optics has raised the initial $750,000 of new equity capital referred to in paragraph 1 above (or, if ADC, in its sole discretion, has determined that APA Optics will be able to obtain such financing), ADC will close on the 1995 financing transactions described in paragraphs 6, 7 and 8 of the Agreement (i.e., the $700,000 loan with an annual interest rate of three percent, the $500,000 of equity financing (which will not be included in the equity financing APA Optics is required to obtain in accordance with paragraph 1 above) and the $250,000 interest free loan, respectively). Except for $200,000 of the interest free loan, all such funding will upon closing be immediately available to APA Optics for use on the Project. Of the $250,000 interest free
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loan, $50,000 will upon closing be available to APA Optics for use with respect to the Project. The remaining $200,000 would be available to APA Optics only upon receipt by ADC of verification that APA Optics has contributed $200,000 of its own funds to the Project (exclusive of the $750,000 of new equity financing described in paragraph 1 above). Such $200,000 may be provided by APA Optics from available working capital or from new financing over and above the $750,000 of new equity capital referred to in paragraph 1 above. The $200,000 of funding provided by APA Optics shall not include any amounts expended on the Project by APA Optics prior to May 8, 1995. The $200,000 of funding to be provided by APA Optics shall reduce the amount of equity to be obtained prior to June 1, 1996, and any portion of the equity remaining to be raised shall be included in the amount of equity to be raised prior to June 1, 1997 (e.g. $1,050,000 if the full $200,000 is applied).

	3. The 20-year note relating to the $250,000 interest-free loan to APA Optics will not require any payments until the mid-point of the first quarter following a 24-month grace period. As a result, the initial payment and each of the 17 remaining annual payments will be $13,889.00.

	4. ADC agrees, in accordance with paragraph 5 of the Agreement, that all utilities shall be brought to the location of APA's building site, all environmental investigation and remediation shall be completed, and the excess material from the storm water retention pond shall be deposited on the project site prior to the closing date for the 1995 funding provided for in paragraphs 6, 7 and 8 of the Agreement. On such closing date, ADC will transfer title to the property comprising the Project site to APA Optics. APA Optics will be prohibited from selling or otherwise transferring such property for a period of five years from the date on which the property is transferred, unless APA Optics pays ADC $250,000 for such property.

	5.In order to secure ADC's loans to APA Optics, APA Optics agrees to provide ADC with a mortgage and security interest in APA Optics's land, facilities and equipment located in Blaine, Minnesota subject, however, to approval of the grant of any such mortgage or security interest by the existing mortgagee and lender, only after the best efforts of APA Optics with the involvement of the Aberdeen Development Corporation. Such mortgage and security interest will be subordinated to any currently existing mortgages or security interests with respect to such land, facilities and equipment. ADC agrees to release its mortgage and security interest on the earlier of (a) the date on which the total unpaid principal balance on the $700,000 and $300,000 loans described in paragraph
6 of the Agreement is less than $250,000 or (b) the date the balloon payment with respect to the $300,000 loan is paid (i.e., six years after the date of such loan).

	6. Until August 15, 1995, APA Optics shall have the right to determine not to proceed with the Project. If APA Optics elects not
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to proceed with the Project, APA Optics shall reimburse ADC for all costs and expenses incurred by ADC in connection with the Project up to an amount not exceeding $7,500.

	7. All funding to be provided by ADC to APA Optics pursuant to paragraphs 6, 7 and 8 of the Agreement is contingent upon the South Dakota Office of Economic Development providing APA Optics with the financing described in the Agreement.

	Except as otherwise provided herein, the Agreement shall remain unchanged.

	If this letter and the Agreement correctly set forth the terms on which APA Optics is willing to pursue the Project, please sign one copy of this letter in the space provided below and return it to me.

very truly yours,

ABERDEEN DEVELOPMENT CORPORATION



Rodney W. Fouberg
Rodney W. Fouberg, President

Accepted and agreed this   15th
day of August, 1995.

APA Optics, Inc.


Anil K. Jain
Anil K. Jain, President